Exhibit 5

[on Holland & Hart LLP letterhead]

January 29, 2004

Navigant International, Inc.

84 Inverness Circle East

Englewood, CO 80112

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Navigant International, Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of $72,000,000 of 4.875% Convertible Subordinated Debentures due November 1, 2023 (the “Debentures”), and 4,349,405 shares of the Company’s outstanding Common Stock, $.001 par value, representing that number of shares into which the debentures are initially convertible (the “Shares”) to be offered by certain selling stockholders of the Company.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Form of Debenture, the Indenture dated November 7, 2003, the Company’s Certificate of Incorporation and Bylaws, as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

With respect to our opinion as to the enforceability of the Debentures, we have relied upon the opinion of Mayer, Brown, Rowe & Maw LLP.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Debentures constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

2. When issued upon conversion of the Debentures in accordance with the terms of the Debentures, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/  Holland & Hart LLP

Holland & Hart LLP